September 14, 2010

Dear Shareholder:

I wanted to take the time to provide you an update on the status of the Company’s pending investment transaction, as well as our efforts to maintain the listing of our shares on The Nasdaq Global Select Market and comply with our recent regulatory order.

As previously announced, on June 29, 2010, the Company and TIB Bank (the “Bank”) entered into an investment agreement with North American Financial Holdings Inc. (NAFH) for the investment of up to $350 million in the Company through the purchase of common stock, convertible preferred stock and a stock purchase warrant.  Pursuant to the investment agreement, the Company agreed to sell to NAFH at the closing of the investment, 700,000,000 shares of its common stock at a price of $0.15 per share and 70,000 shares of newly created mandatorily convertible participating voting preferred stock at a purchase price of $1,000 per share, for a cumulative total of $175 million and to issue to NAFH a stock purchase warrant.  The preferred stock will have a liquidation preference of $1,000 per share and each share of preferred stock will be convertible into a number of shares of Company’ s stock equal to the liquidation preference divided by $0.15 (subject to customary anti-dilution adjustments).  After giving effect to the NAFH investment and the conversion of the preferred stock, it is expected that NAFH would own 1,166,666,667 common shares, or approximately 99% of the Company’s common stock.  In addition, during the 18-month period following the closing by NAFH of its investment, NAFH will have the right to exercise the stock purchase warrant and invest up to an additional $175 million in preferred stock and/or common stock at a price per common share of $0.15.  Upon the closing of the investment, each of the Company and the Bank will add experienced bankers, R. Eugene (Gene) Taylor, Christopher (Chris) G. Marshall, R. Bruce Singletary, and Kenneth (Ken) A. Posner to its board of directors, along with other directors to be designated by NAFH.  For additional information regarding the investment agreement, please refer to our current reports on Form 8-K filed on June 30, 2010 and July 19, 2010.

The NAFH transaction is not an offer to acquire any outstanding shares of common stock from shareholders of the Company.

Also, as previously announced, the Company intends to conduct a rights offering to legacy shareholders of rights to purchase up to 149,000,000 shares of common stock at a price of $0.15 per share, which would raise up to $22.4 million and would equate to 12% of the Company’s pro-forma fully diluted equity.  The record date for the rights offering was July 12, 2010.

The closing of the NAFH investment is subject to the satisfaction of certain conditions.  One of those conditions is the receipt of the approval of The Nasdaq Stock Market for the Company to issue the common stock, preferred stock and warrant to NAFH in reliance on the shareholder approval exemption set forth in Nasdaq Rule 5635(f).  This Rule allows a company to issue specified securities upon prior written application to Nasdaq when the delay in securing shareholder approval of such issuance would seriously jeopardize the financial viability of the company.  The Company’s audit committee (which is comprised solely of independent directors) expressly approved reliance on the Nasdaq exemption, and the Company submitted a written request to rely on this financial viability exception.  On August 16, 2010, the Company was advised by Nasdaq that it has granted the financial viability exception.

At this time, no specific date has been set for the closing of the NAFH investment.  The closing is subject to the satisfaction of certain conditions.  While the Company anticipates these conditions will be satisfied, the timing and certainty of satisfying such conditions are beyond the control of the Company.  However, the Company anticipates that any closing of the NAFH investment would occur within the next 30 days.

     With regard to other Nasdaq issues, as previously announced by the Company, on January 4, 2010, Nasdaq notified the Company that the bid price of its common stock had closed at less than $1 per share over the previous 30 consecutive business days.  As a result, the Company was not in compliance with the Nasdaq listing rules.  In accordance with these rules, the Company was provided until July 6, 2010, to regain compliance with the Nasdaq rules.  The Company was not able to regain compliance with the Nasdaq minimum bid rule and, accordingly, requested a hearing to appeal Nasdaq’s determination to delist the Company’s common stock from The Nasdaq Global Select Market.  This hearing was held on August 5, 2010.  During the hearing the Company requested an extension to January 3, 2011 for the Company to demonstrate a closing bid price of $1 per share in accordance with the Nasdaq rules.  The Company has advised Nasdaq that the Company intends to call a special meeting of its shareholders following the closing of the NAFH investment to approve the adoption of an amendment to the Company’s restated articles of incorporation to effect a reverse stock split and thereby regain compliance with the listing rules.  On September 2, 2010, the Company was advised by Nasdaq that its request for an extension to January 3, 2011 was granted.

       Finally, with regard to regulatory issues, the Company and the Bank continue to pursue compliance with the Consent Order previously entered into by the Bank with the bank regulatory agencies.  The Order was previously described and filed by the Company in its Form 8-K on July 8 2010.  Pursuant to this Order, the Bank has agreed with the FDIC and the State of Florida Office of Financial Regulation (collectively, the Regulatory Agencies that (i) its Board will continue to increase its participation in the affairs of the Bank, and establish a Directors Committee to oversee the Bank’s compliance with the Order, (ii) it will continue to have and retain qualified management, notify the Regulatory Agencies of changes in directors or senior executive officers, and approve an assessment of its personnel, and (iii) within 90 days it will have and maintain a Tier 1 capital ratio of at least 8% and a total risk based capital ratio of at least 12%.  The Bank also has agreed that it will (i) continue to charge off assets classified loss and 50% of those classified doubtful, (ii) reduce the balance of assets classified substandard and doubtful in its recent examination by at least 70% within 720 days, (iii) restrict extensions of additional credit to certain borrowers whose loans have been classified by the Bank, (iv) update its risk segmentation analysis with respect to concentrations of credit listed in its recent examination report, (v) prepare an updated business/strategic plan, (vi) update its plan to improve and/or sustain Bank earnings, (vii) continue to maintain the adequacy of its allowance for loan losses, (viii) revise and implement a policy for managing interest rate risk, (ix) revise its plan relating to liquidity to encompass recommendations of the Regulatory Agencies, (x) not declare or pay dividends without the prior approval of the Regulatory Agencies, (xi) not accept, renew or rollover any broker deposits except in accordance with applicable FDIC regulations, (xii) notify the Regulatory Agencies prior to undertaking asset growth of 5% or more per annum, and (xiii) submit quarterly progress reports relating to the Order to the Regulatory Agencies.

We believe that the closing of the NAFH investment will bring the Bank to full compliance with the Consent Order.

    As always, we appreciate your continued support of the Company and the Bank.  With the closing the NAFH investment, we believe that our organization will be well positioned to continue as the Bank of choice in our banking markets.

Sincerely,

/s/Thomas J. Longe
Thomas J. Longe
Vice Chairman, Chief Executive Officer and President

Forward-Looking Statements

Except for historical information contained herein, the statements made in this letter constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results, anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, acquisition and divestiture opportunities, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “will likely result,” “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of these words and similar expressions are intended to identify these forward-looking statements. Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; inability to complete the investment described herein because conditions to its consummation are not satisfied or otherwise; management’s ability to effectively execute the Company’s business plan; regulatory enforcement actions to which the Company and the Bank are currently, and may in the future be, subject; changes in capital classification; changes in the economy affecting real estate values; inability to attract and retain deposits; changes in the level of non-performing assets and charge-offs; changes in the financial performance and/or condition of TIB Bank’s borrowers; inflation, interest rate, cost of funds, securities market and monetary fluctuations; changes in laws and regulations; competition; seasonality; and the other risks discussed in the Company’s filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.